Exhibit 21

First Bancorp and Subsidiaries
List of Subsidiaries of Registrant

Name of Subsidiary and Name under Which Subsidiary Transacts Business	State of Incorporation	Address of Subsidiary	I.R.S. Employer Identification Number
First Bank (1)	North Carolina	300 SW Broad Street Southern Pines, North Carolina 28387	56-0132230
First Bancorp Capital Trust II	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387	83-6059905
First Bancorp Capital Trust III	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387	83-6059906
First Bancorp Capital Trust IV	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387	65-6465193
Carolina Capital Trust	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387	82-7039549
New Century Statutory Trust I	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387	20-2669157

(1) First Bank currently does business as “Select Bank & Trust Company” in the 22 branch locations that were assumed as part of the October 15, 2021 acquisition of Select Bancorp, Inc. by First Bancorp and does business as “First Bank” in its legacy 100 branch locations. First Bank has four wholly owned subsidiaries –

First Bank Insurance Services, Inc. a North Carolina corporation, located at 300 SW Broad Street, Southern Pines, North Carolina 28387 (I.R.S. Employer Identification Number 56-1659931). (Dissolved on October 15, 2021)

First Troy SPE, LLC, a North Carolina corporation located at 300 SW Broad Street, Southern Pines, North Carolina 28387 (I.R.S. Employer Identification Number 56-0132230).

SBA Complete, Inc., a California corporation located at 550 Continental Boulevard, Suite 120, El Segundo, California 90245 (I.R.S. Employer Identification Number 45-2516664).

Magnolia Financial, Inc., a South Carolina corporation located at 187 W. Broad Street, Spartanburg, South Carolina 29306 (I.R.S. Employer Identification Number 57-0661930).